Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

March 9, 2017

SEARS HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (“Holdings,” “we,” “us,” “our,” or the “Company”) (NASDAQ: SHLD) today announced financial results for its fourth quarter and full year ended January 28, 2017. As a supplement to this announcement, a presentation, pre-recorded conference call and audio webcast are available at our website http://searsholdings.com/invest.

In summary, we reported a net loss attributable to Holdings’ shareholders of $607 million ($5.67 loss per diluted share) for the fourth quarter of 2016, which included a non-cash accounting charge of $381 million related to the impairment of the Sears trade name, compared to a net loss of $580 million ($5.44 loss per diluted share) for the prior year fourth quarter, which also included a non-cash accounting charge of $180 million related to the impairment of the Sears trade name. Adjusted for significant items noted in our Adjusted Earnings Per Share Reconciliation tables, we would have reported a net loss attributable to Holdings’ shareholders of $137 million ($1.28 loss per diluted share) for the fourth quarter of 2016 compared to a net loss of $181 million ($1.70 loss per diluted share) in the prior year quarter. Adjusted EBITDA was $(61) million in the fourth quarter of 2016 compared to $(137) million in the prior year fourth quarter.

Operational highlights for the fourth quarter include:

•	Launched the new Sears MasterCard with an industry-leading 5-3-2-1 Shop Your Way® rewards offer that allows members to earn Shop Your Way® points everywhere;

•	Launched a strategic partnership with Activehours to integrate the Shop Your Way® rewards program into the Activehours mobile application, enabling Shop Your Way® members to access their paychecks on demand;

•	Expanded Uber Technologies partnership rider rewards program to a total of 25 markets, building on the successful launch in New York City and Chicago;

•	Sears Auto Center business introduced DieHard® Edge Maintenance Plans and DieHard® 360° Vehicle Assessment services designed to provide peace of mind and protect drivers’ investments in their vehicles, and also launched the pilot of the “Digital Tire Journey,” an innovative web app-based service helping drivers identify the appropriate tires to fit their preferences; and

•	Sears Home Services continued to deliver solid performance and enhanced its capabilities with a GoToAssist Seeit mobile solution that will enable technicians to provide faster and better services.

Edward S. Lampert, Chairman and Chief Executive Officer of Sears Holdings, said, “We delivered significant Adjusted EBITDA improvement in the fourth quarter, reflecting our firm focus on profitability to offset ongoing revenue pressures. Building on this positive momentum, we are taking decisive actions to become a more agile and competitive retailer with a clear path toward profitability.”

Jason M. Hollar, Holdings’ Chief Financial Officer, said, “While the challenging holiday selling season pressured margins and comparable store sales, we were able to successfully improve profitability through disciplined inventory and costs management. We will continue to take actions to drive profitability, generate liquidity and adjust our overall capital structure while continuing to meet all of our financial obligations.”

Financial Results

Revenues were $6.1 billion for the fourth quarter of 2016, compared to $7.3 billion for the prior year fourth quarter. The year-over-year decline in revenues was primarily attributable to having fewer Kmart and Sears Full-line stores in operation, which accounted for $596 million of the revenue decline, as well as a 10.3% decline in comparable store sales for the quarter, which accounted for $555 million of the revenue decline.

At Kmart, comparable store sales decreased 8.0% during the fourth quarter primarily driven by declines in the consumer electronics, grocery & household, apparel and toys categories. Sears Domestic comparable store sales decreased 12.3% during the quarter, primarily driven by declines in the home appliances, apparel, consumer electronics and tools categories.

For the full year, revenues were $22.1 billion in 2016 as compared to revenues of $25.1 billion in the prior year. The decline in revenues included a decrease of $1.3 billion as a result of having fewer Kmart and Sears Full-line stores in operation. For the full year, comparable store sales declined 7.4%, which contributed to $1.4 billion of the revenue decline relative to the prior year.

Kmart comparable store sales declined 5.3% for the full year, primarily driven by declines in the grocery & household, consumer electronics and pharmacy categories. Sears Domestic comparable store sales for the year declined 9.3%, primarily driven by decreases in the home appliances, apparel and consumer electronics categories.

During the fourth quarter, gross margin decreased $308 million compared to the prior year fourth quarter due to the above noted decline in sales, as well as a 50 basis point decline in our gross margin rate. For the full year 2016, our gross margin decreased $1.1 billion to $4.7 billion due to both the above noted decline in sales and a 190 basis point decline in our gross margin rate. The decline in gross margin rate for the quarter and the full year was primarily attributed to lower margins in our apparel business, as well as an overall increase in promotional activities, including an increase in Shop Your Way® expense.

Selling and administrative expenses decreased by $273 million in the fourth quarter of 2016 compared to the prior year quarter and $748 million for full year 2016 compared to the prior year, primarily due to a decrease in payroll expense. In addition, advertising expense declined as we shift away from traditional advertising to the use of Shop Your Way® points awarded to members, the expense for which is included in gross margin.

Financial Position

The Company’s cash balances were $286 million at January 28, 2017 compared to $238 million at January 30, 2016.

Merchandise inventories at January 28, 2017 were $4.0 billion, compared to $5.2 billion at January 30, 2016, while merchandise payables were $1.0 billion and $1.6 billion at January 28, 2017 and January 30, 2016, respectively.

We had no short-term borrowings outstanding at January 28, 2017 as compared to $797 million at January 30, 2016, consisting of borrowings under our domestic credit facility. At January 28, 2017, we had utilized approximately $464 million of our $1.971 billion revolving credit facility consisting of letters of credit outstanding. The amount available to borrow under our credit facility was approximately $165 million as of January 28, 2017, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility, which varies primarily based on our overall inventory and receivables balances. After the application of cash proceeds received from the Craftsman sale to pay down outstanding borrowings under our Domestic Credit Agreement, our excess cash on hand and availability under our credit facility will be approximately $740 million on March 9, 2017, an increase of $575 million as compared to January 28, 2017. See below for further discussion of the recently completed Craftsman transaction.

As previously announced, in February 2017, the Company entered into an amendment to our existing asset-based credit facility. The amendment reduced the aggregate revolver commitments from $1.971 billion to $1.5 billion, but also implemented other modifications to covenants and reserves against the credit facility borrowing base that improved net liquidity. The amended credit facility is smaller in size, reflecting the Company’s reduced needs consistent with lower inventory levels from fewer physical stores and a greater online presence, in line with our transforming business model. The amendment also provided additional flexibility in the form of a $250 million increase in the general debt basket from $750 million to $1.0 billion.

Total long-term debt (long-term debt and capital lease obligations) was $4.2 billion and $2.2 billion at January 28, 2017 and January 30, 2016, respectively.

Update on Strategic Initiatives

Holdings recently completed the previously-announced sale of the Craftsman brand to Stanley Black & Decker. The transaction provides Stanley Black & Decker with the right to develop, manufacture and sell Craftsman-branded products outside of Holdings and Sears Hometown & Outlet Stores, Inc. distribution channels. As part of the agreement, Holdings will continue to offer Craftsman-branded products, sourced from existing suppliers, through its current retail channels via a perpetual license from Stanley Black & Decker, which will be royalty-free for the first 15 years after closing and royalty-bearing thereafter.

The Company received an initial upfront cash payment of $525 million, subject to closing costs and an adjustment for working capital changes, at closing. In addition, Stanley Black & Decker will pay a further $250 million in cash in three years and Holdings will receive payments of between 2.5% and 3.5% on new Stanley Black & Decker sales of Craftsman products for the next 15 years.

In connection with the closing of the Craftsman transaction, Holdings reached an agreement with the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to which the PBGC has consented to the sale of the Craftsman-related assets that had been “ring-fenced” under the March 2016 pension plan protection and forbearance agreement between the PBGC and Holdings (the “PPPFA”) and certain related transactions. As a condition to obtaining this consent, the Company agreed to grant the PBGC a lien on, and subsequently contribute to the Company’s pension plans, the value of the $250 million cash payment payable to the Company on the third anniversary of the Craftsman closing with the value of such payment being fully credited against certain of the Company’s minimum pension funding obligations in 2017, 2018 and 2019. The Company also granted a lien to the PBGC on the 15-year income stream relating to new Stanley Black & Decker sales of Craftsman products, and agreed to contribute the payments from Stanley Black & Decker under such income stream to the Company’s pension plans with such payments to be credited against the Company’s minimum pension funding obligations starting no later than five years from the closing date. The Company also agreed to grant the PBGC a lien on $100 million of real estate assets to secure the Company’s minimum pension funding obligations through the end of 2019, and agreed to certain other amendments to the PPPFA.

Other strategic initiatives announced during the fourth quarter of 2016 included:

•	Generated up to $1.0 billion in liquidity through both a $500 million real estate backed loan; and a standby letter of credit facility of up to $500 million from certain affiliates of ESL Investments, Inc., each subject to the terms thereof; and

•	Established a Special Committee of the Board of Directors to market certain real estate properties with the goal of raising at least $1.0 billion. In addition, we received gross proceeds of $72.5 million in January 2017 from a sale-leaseback transaction for five Sears Full-line stores and two Sears Auto Centers and we received an additional $105 million of gross proceeds in February 2017 from the sale of three Sears Full-line stores (one owned and two leased), which we will continue to operate as Sears locations for a period of up to one year.

Additionally, in February 2017, the Company initiated a restructuring program targeted to deliver at least $1.0 billion in annualized cost savings. These savings include cost reductions from the previously announced closure of 108 Kmart and 42 Sears stores. Under the restructuring program, we intend to:

•	Simplify Holdings’ organizational structure, including greater consolidation of the Sears and Kmart corporate and support functions, as well as the implementation of a streamlined operating model;

•	Transition to an integrated value chain model to drive greater efficiencies in pricing, sourcing, supply chain and inventory management;

•	Optimize product assortment at Sears and Kmart stores, using data analytics to better align with preferences of our Best Members focusing on profitable, high-return Best Categories; and

•	Actively manage our real estate portfolio to identify additional opportunities for reconfiguration and reduction of capital obligations.

We expect these actions will significantly enhance our liquidity and financial flexibility. We continue to unlock value across a range of assets. In addition to the above items, we continue to explore ways to maximize the value of our Home Services and Sears Auto Centers businesses, as well as our Kenmore® and DieHard® brands through partnerships or other means of externalization.

Non-GAAP Financial Measures

In addition to our net loss attributable to Sears Holdings’ shareholders determined in accordance with Generally Accepted Accounting Principles (“GAAP”), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted Loss Per Share (“Adjusted EPS”), which are non-GAAP measures. The tables attached to this press release provide a reconciliation of GAAP to the as adjusted amounts. We believe that our use of Adjusted EBITDA and Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA or Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted loss per share in addition to Adjusted EPS in assessing our earnings performance.

As a result of the Seritage and JV transactions, Adjusted EBITDA for the fourth quarter of 2016 and 2015 included additional rent expense of approximately $47 million and $55 million, respectively, while the full year of 2016 and

2015 included additional rent expense of approximately $197 million and $133 million, respectively. Due to the structure of the leases, we expect that our cash rent obligations to Seritage and the joint venture partners will decline, over time, as space in these stores is recaptured. From the inception of the Seritage transaction to date, we have received recapture notices on 25 properties, which is estimated to reduce the rent expense by approximately $14 million on an annual basis. We have also exercised our right to terminate the lease on 36 properties, which is estimated to reduce rent expense by approximately $12 million on an annual basis.

Forward-Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity, our ability to exercise financial flexibility as we meet our obligations and pursue possible strategic initiatives and other transactions, and other statements that describe the Company’s plans. Whenever used, words such as “believe,” “estimate,” “intend,” “will,” “expect,” and other terms of similar meaning or expression are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to Sears Holdings are discussed in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law. Results presented herein are unaudited. The unaudited and estimated financial results for the fourth quarter and full-year 2016 contained in this press release reflect a number of complex and subjective judgments and estimates about the appropriateness of certain reported amounts and disclosures. Our financial statements for the 2016 fiscal year are not finalized. We are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period, including the impact of such information on the complex judgments and estimates referred to above. As a result, subsequent information or events may lead to material differences between the information about the results of operations described herein and the results of operations described in our subsequent annual report. You should consider this possibility in reviewing the financial information for the period described above.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart, as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Sears Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarters Ended		Years Ended
millions, except per share data	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
REVENUES
Merchandise sales and services	$6,052	$7,303	$22,138	$25,146

COSTS AND EXPENSES
Cost of sales, buying and occupancy	4,765	5,708	17,452	19,336
Gross margin dollars	1,287	1,595	4,686	5,810
Gross margin rate	21.3%	21.8%	21.2%	23.1%
Selling and administrative	1,579	1,852	6,109	6,857
Selling and administrative expense as a percentage of total revenues	26.1%	25.4%	27.6%	27.3%
Depreciation and amortization	97	92	375	422
Impairment charges	409	203	427	274
Gain on sales of assets	(81)	(13)	(247)	(743)

Total costs and expenses	6,769	7,842	24,116	26,146

Operating loss	(717)	(539)	(1,978)	(1,000)
Interest expense	(115)	(74)	(404)	(323)
Interest and investment loss	(1)	(35)	(26)	(62)
Other income	13	—	13	—

Loss before income taxes	(820)	(648)	(2,395)	(1,385)
Income tax benefit	213	68	174	257

Net loss	(607)	(580)	(2,221)	(1,128)
Income attributable to noncontrolling interests	—	—	—	(1)

NET LOSS ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(607)	$(580)	$(2,221)	$(1,129)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS:
Diluted loss per share	$(5.67)	$(5.44)	$(20.78)	$(10.59)
Diluted weighted average common shares outstanding	107.0	106.6	106.9	106.6

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

Amounts are Preliminary and Subject to Change

millions	January 28, 2017	January 30, 2016
ASSETS
Current assets
Cash and cash equivalents	$286	$238
Accounts receivable	466	419
Merchandise inventories	3,959	5,172
Prepaid expenses and other current assets	285	216

Total current assets	4,996	6,045
Property and equipment (net of accumulated depreciation and amortization of $2,841 and $2,960)	2,240	2,631
Goodwill	269	269
Trade names and other intangible assets	1,521	1,909
Other assets	336	483

TOTAL ASSETS	$9,362	$11,337

LIABILITIES
Current liabilities
Short-term borrowings	$—	$797
Current portion of long-term debt and capitalized lease obligations	590	71
Merchandise payables	1,048	1,574
Unearned revenues	748	787
Other taxes	339	284
Other current liabilities	1,956	1,925

Total current liabilities	4,681	5,438
Long-term debt and capitalized lease obligations	3,573	2,108
Pension and postretirement benefits	1,750	2,206
Deferred gain on sale-leaseback	563	753
Sale-leaseback financing obligation	235	164
Other long-term liabilities	1,641	1,731
Long-term deferred tax liabilities	743	893

Total Liabilities	13,186	13,293

Total Deficit	(3,824)	(1,956)

TOTAL LIABILITIES AND DEFICIT	$9,362	$11,337

Total common shares outstanding	107.1	106.7

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarter Ended January 28, 2017
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$2,402	$3,650	$6,052

Cost of sales, buying and occupancy	1,993	2,772	4,765
Gross margin dollars	409	878	1,287
Gross margin rate	17.0%	24.1%	21.3%
Selling and administrative	578	1,001	1,579
Selling and administrative expense as a percentage of total revenues	24.1%	27.4%	26.1%
Depreciation and amortization	20	77	97
Impairment charges	15	394	409
Gain on sales of assets	(61)	(20)	(81)

Total costs and expenses	2,545	4,224	6,769

Operating loss	$(143)	$(574)	$(717)

Number of:
Kmart Stores	735	—	735
Full-Line Stores	—	670	670
Specialty Stores	—	25	25

Total Stores	735	695	1,430

	Quarter Ended January 30, 2016
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$3,126	$4,177	$7,303

Cost of sales, buying and occupancy	2,480	3,228	5,708
Gross margin dollars	646	949	1,595
Gross margin rate	20.7%	22.7%	21.8%
Selling and administrative	735	1,117	1,852
Selling and administrative expense as a percentage of total revenues	23.5%	26.7%	25.4%
Depreciation and amortization	16	76	92
Impairment charges	2	201	203
Gain on sales of assets	(12)	(1)	(13)

Total costs and expenses	3,221	4,621	7,842

Operating loss	$(95)	$(444)	$(539)

Number of:
Kmart Stores	941	—	941
Full-Line Stores	—	705	705
Specialty Stores	—	26	26

Total Stores	941	731	1,672

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	Year Ended January 28, 2017
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$8,650	$13,488	$22,138

Cost of sales, buying and occupancy	7,093	10,359	17,452
Gross margin dollars	1,557	3,129	4,686
Gross margin rate	18.0%	23.2%	21.2%
Selling and administrative	2,175	3,934	6,109
Selling and administrative expense as a percentage of total revenues	25.1%	29.2%	27.6%
Depreciation and amortization	71	304	375
Impairment charges	22	405	427
Gain on sales of assets	(181)	(66)	(247)

Total costs and expenses	9,180	14,936	24,116

Operating loss	$(530)	$(1,448)	$(1,978)

Number of:
Kmart Stores	735	—	735
Full-Line Stores	—	670	670
Specialty Stores	—	25	25

Total Stores	735	695	1,430

	Year Ended January 30, 2016
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$10,188	$14,958	$25,146

Cost of sales, buying and occupancy	8,042	11,294	19,336
Gross margin dollars	2,146	3,664	5,810
Gross margin rate	21.1%	24.5%	23.1%
Selling and administrative	2,537	4,320	6,857
Selling and administrative expense as a percentage of total revenues	24.9%	28.9%	27.3%
Depreciation and amortization	72	350	422
Impairment charges	14	260	274
Gain on sales of assets	(185)	(558)	(743)

Total costs and expenses	10,480	15,666	26,146

Operating loss	$(292)	$(708)	$(1,000)

Number of:
Kmart Stores	941	—	941
Full-Line Stores	—	705	705
Specialty Stores	—	26	26

Total Stores	941	731	1,672

Sears Holdings Corporation

Adjusted EBITDA Reconciliation

(Unaudited)

	Quarters Ended		Years Ended
millions	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net loss attributable to Holdings per statement of operations	$(607)	$(580)	$(2,221)	$(1,129)
Income attributable to noncontrolling interests	—	—	—	1
Income tax benefit	(213)	(68)	(174)	(257)
Interest expense	115	74	404	323
Interest and investment loss	1	35	26	62
Other income	(13)	—	(13)	—

Operating loss	(717)	(539)	(1,978)	(1,000)
Depreciation and amortization	97	92	375	422
Gain on sales of assets	(81)	(13)	(247)	(743)

Before excluded items	(701)	(460)	(1,850)	(1,321)
Closed store reserve and severance	202	62	384	98
Pension expense	72	57	288	229
Other (1)	(21)	23	31	(64)
Amortization of deferred Seritage gain	(22)	(22)	(88)	(52)
Impairment charges	409	203	427	274

Adjusted EBITDA	$(61)	$(137)	$(808)	$(836)

(1)	Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.

Sears Holdings Corporation

Adjusted EBITDA Reconciliation

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarters Ended
millions	January 28, 2017			January 30, 2016
	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating loss per statement of operations	$(143)	$(574)	$(717)	$(95)	$(444)	$(539)
Depreciation and amortization	20	77	97	16	76	92
Gain on sales of assets	(61)	(20)	(81)	(12)	(1)	(13)

Before excluded items	(184)	(517)	(701)	(91)	(369)	(460)
Closed store reserve and severance	159	43	202	44	18	62
Pension expense	—	72	72	—	57	57
Other (1)	7	(28)	(21)	34	(11)	23
Amortization of deferred Seritage gain	(4)	(18)	(22)	(5)	(17)	(22)
Impairment charges	15	394	409	2	201	203

Adjusted EBITDA	$(7)	$(54)	$(61)	$(16)	$(121)	$(137)

% to revenues	(0.3)%	(1.5)%	(1.0)%	(0.5)%	(2.9)%	(1.9)%

	Years Ended
millions	January 28, 2017			January 30, 2016
	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating loss per statement of operations	$(530)	$(1,448)	$(1,978)	$(292)	$(708)	$(1,000)
Depreciation and amortization	71	304	375	72	350	422
Gain on sales of assets	(181)	(66)	(247)	(185)	(558)	(743)

Before excluded items	(640)	(1,210)	(1,850)	(405)	(916)	(1,321)
Closed store reserve and severance	318	66	384	86	12	98
Pension expense	—	288	288	—	229	229
Other (1)	15	16	31	43	(107)	(64)
Amortization of deferred Seritage gain	(17)	(71)	(88)	(11)	(41)	(52)
Impairment charges	22	405	427	14	260	274

Adjusted EBITDA	$(302)	$(506)	$(808)	$(273)	$(563)	$(836)

% to revenues	(3.5)%	(3.8)%	(3.6)%	(2.7)%	(3.8)%	(3.3)%

(1)	Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.

Sears Holdings Corporation

Adjusted Earnings Per Share Reconciliation

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarter Ended January 28, 2017
		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Trade name Impairment	Gain on Sales of Assets	Mark-to- Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Tax Matters	As Adjusted
Gross margin impact	$1,287	$—	$124	$—	$—	$—	$(22)	$(33)	$—	$1,356
Selling and administrative impact	1,579	(72)	(78)	—	—	—	—	(12)	—	1,417
Depreciation and amortization impact	97	—	(13)	—	—	—	—	—	—	84
Impairment charges impact	409	—	(28)	(381)	—	—	—	—	—	—
Gain on sales of assets impact	(81)	—	—	—	46	—	—	—	—	(35)
Operating loss impact	(717)	72	243	381	(46)	—	(22)	(21)	—	(110)
Interest and investment loss impact	(1)	—	—	—	—	6	—	—	—	5
Other income impact	13	—	—	—	—	—	—	(13)	—	—
Income tax benefit impact	213	(27)	(91)	(143)	17	(2)	8	13	95	83
After tax and noncontrolling interests impact	(607)	45	152	238	(29)	4	(14)	(21)	95	(137)
Diluted loss per share impact	$(5.67)	$0.42	$1.42	$2.22	$(0.27)	$0.04	$(0.13)	$(0.20)	$0.89	$(1.28)

	Quarter Ended January 30, 2016
		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Trade name Impairment	Mark-to- Market Adjustments	Amortization of Deferred Seritage Gain	Other(2)	Tax Matters	As Adjusted
Gross margin impact	$1,595	$—	$27	$—	$—	$(22)	$(20)	$—	$1,580
Selling and administrative impact	1,852	(57)	(35)	—	—	—	(43)	—	1,717
Depreciation and amortization impact	92	—	(1)	—	—	—	—	—	91
Impairment charges impact	203	—	(23)	(180)	—	—	—	—	—
Operating loss impact	(539)	57	86	180	—	(22)	23	—	(215)
Interest and investment loss impact	(35)	—	—	—	34	—	—	—	(1)
Income tax benefit impact	68	(21)	(32)	(68)	(13)	8	(9)	176	109
After tax and noncontrolling interests impact	(580)	36	54	112	21	(14)	14	176	(181)
Diluted loss per share impact	$(5.44)	$0.34	$0.50	$1.05	$0.20	$(0.13)	$0.13	$1.65	$(1.70)

(1)	Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives, other expenses and other income.
(2)	Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.

Sears Holdings Corporation

Adjusted Earnings Per Share Reconciliation

(Unaudited)

Amounts are Preliminary and Subject to Change

	Year Ended January 28, 2017
		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Trade name Impairment	Gain on Sales of Assets	Mark-to- Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Tax Matters	As Adjusted
Gross margin impact	$4,686	$—	$226	$—	$—	$—	$(88)	$(33)	$—	$4,791
Selling and administrative impact	6,109	(288)	(158)	—	—	—	—	(64)	—	5,599
Depreciation and amortization impact	375	—	(20)	—	—	—	—	—	—	355
Impairment charges impact	427	—	(46)	(381)	—	—	—	—	—	—
Gain on sales of assets impact	(247)	—	—	—	109	—	—	—	—	(138)
Operating loss impact	(1,978)	288	450	381	(109)	—	(88)	31	—	(1,025)
Interest and investment loss impact	(26)	—	—	—	—	35	—	—	—	9
Other income impact	13	—	—	—	—	—	—	(13)	—	—
Income tax benefit impact	174	(108)	(169)	(143)	41	(13)	33	(7)	725	533
After tax and noncontrolling interests impact	(2,221)	180	281	238	(68)	22	(55)	11	725	(887)
Diluted loss per share impact	$(20.78)	$1.68	$2.63	$2.23	$(0.64)	$0.21	$(0.51)	$0.10	$6.78	$(8.30)

	Year Ended January 30, 2016
		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Trade name Impairment	Gain on Sales of Assets	Mark-to- Market Adjustments	Amortization of Deferred Seritage Gain	Other(2)	Tax Matters	As Adjusted
Gross margin impact	$5,810	$—	$44	$—	$—	$—	$(52)	$(146)	$—	$5,656
Selling and administrative impact	6,857	(229)	(54)	—	—	—	—	(82)	—	6,492
Depreciation and amortization impact	422	—	(3)	—	—	—	—	—	—	419
Impairment charges impact	274	—	(94)	(180)	—	—	—	—	—	—
Gain on sales of assets impact	(743)	—	—	—	687	—	—	—	—	(56)
Operating loss impact	(1,000)	229	195	180	(687)	—	(52)	(64)	—	(1,199)
Interest and investment loss impact	(62)	—	—	—	—	59	—	—	—	(3)
Income tax benefit impact	257	(86)	(73)	(68)	258	(22)	20	24	263	573
After tax and noncontrolling interests impact	(1,129)	143	122	112	(429)	37	(32)	(40)	263	(953)
Diluted loss per share impact	$(10.59)	$1.34	$1.14	$1.05	$(4.02)	$0.35	$(0.30)	$(0.38)	$2.47	$(8.94)

(1)	Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives, other expenses and other income.
(2)	Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.